HII Technologies, Inc. Announces Preliminary First Quarter 2014 Results

Oilfield services company HII Technologies reporting preliminary consolidated revenues of $6.5 Million for the quarter ended March 31, 2014 representing an increase of over 150% from the comparable period in 2013

Houston, Texas, April 8, 2014 —(GLOBE NEWSWIRE) -- HII Technologies, Inc. (the "Company")

(OTCQB:HIIT), an oilfield services company focused on providing Water, Power and Safety Services with operations in Texas, Oklahoma, Ohio and West Virginia today announced that its preliminary unaudited results for consolidated revenues from operations for the quarter ended March 31, 2014 exceeded $6.5 million.

On a consolidated basis, the Company’s revenues for the quarter ended March 31, 2014 were approximately $6.5 million, an increase of over 150% compared to the first quarter 2013 consolidated revenues of $2.6 million.  Further, the Company’s preliminary first quarter 2014 revenues represented a sequential increase of approximately 35% from the Company’s fourth quarter 2013 revenues, which were approximately $4.8 million.

Mr. Flemming, CEO HII Technologies, stated “our growth continued in the first quarter of 2014 resulting from continued activity levels in the markets we serve including the Permian, Eagle Ford Shale, Eaglebine and Utica shale areas. During the quarter, significant developments occurred in all three of our divisions.  In the Water division, AES Water Solutions has provided a waste water evaporation service to some leading E & P companies in the Eagle Ford and Permian Basin areas and AquaTex has gained several new customers expanding in the Eaglebine area. AES Safety Services is now providing rapid response site remediation for customers’ environmental incidents.  And in our Power division, STP has expanded its equipment and rental fleet as well as geographic expansion into the Permian Basin with additional new customers.”

The Company anticipates filing its Quarterly Report on Form 10-Q for the period ended March 31, 2014 and announcing earnings and related financial results for the period by May 15, 2014.

About HII Technologies, Inc.

HII Technologies, Inc. is a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia. By focusing on the Water, Power and Safety oilfield segments, the Company is positioned to take advantage of the anticipated, significant growth in horizontal drilling and hydraulic fracturing within the United States' active shale and unconventional "tight oil" plays. The Company's frac water management segment has two subsidiaries, AES Water Solutions and AquaTex, its onsite oilfield contract safety consultancy does business as AES Safety Services, and its mobile oilfield power subsidiary operates as South Texas Power (STP). HII Technologies' objective is to bring proven technologies to these operating divisions to build a long-term competitive advantage. Read more at www.HIITinc.com, www.AESWaterSolutions.com, www.AquaTexUSA.com, www.AESSafetyServices.com and www.Oilfield-Generators.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on HII Technologies, Inc. (“HII”)'s current expectations, estimates and projections about HII, its industry, its management's beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational and activity expectations, international growth, and anticipated financial performance in 2014. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these "forward-looking statements" are identified by words such as "expects," "believes," "anticipates" and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that HII will be unable to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and risks that HII's expectations regarding future activity levels, customer demand, and pricing stability may not materialize (whether for HII as a whole or for geographic regions and/or business segments individually); risks that fundamentals in the U.S. oil and gas markets may not yield anticipated future growth in HII's businesses, or could further deteriorate or worsen from the recent market declines, and/or that HII could experience further unexpected declines in activity and demand for its hydraulic frac related water transfer business, its safety consultancy business or its generator and related equipment rental service businesses; risks relating to HII's ability to implement technological developments and enhancements; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks that HII may be unable to achieve the benefits expected from acquisition and disposition transactions, and risks associated with integration of the acquired operations into HII's operations; risks, in responding to changing or declining market conditions, that HII may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed and used in HII's businesses; risks relating to changes in the demand for or the price of oil and natural gas; risks that HII may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; and other risks affecting HII's ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of HII's control, HII's actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect HII's business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, HII also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that HII files periodically with the Securities and Exchange Commission.

Source: HII Technologies, Inc.

CONTACT:  Matthew Flemming, HII Technologies, Inc. +1-713-821-3157.